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                                                                 EXHIBIT (10)(b)



                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT is made and entered into as of the 1st day of July, 2000, by and between LACLEDE STEEL COMPANY, debtor in possession, a Delaware corporation ("Employer"), and DAVID A. HIGBEE ("Executive").

         WHEREAS, Executive desires to be employed by Employer and Employer desires to employ Executive under the terms and conditions set forth in this Employment Agreement; and

         WHEREAS, it is Employer's intention to employ Executive upon the terms and conditions herein, which recognize and compensate Executive for the obligations of Executive undertaken hereunder, including specifically, but not by way of limitation, the agreement of Executive not to compete with the business of Employer, as provided in paragraph 7(b) for the period provided in paragraph 7(a) upon the termination of Executive's employment by Employer for any reason; it being understood and agreed that Executive is employed by Employer to protect and expand the business of Employer;

         NOW, THEREFORE, in consideration of the foregoing and the promises and agreements herein contained, the parties agree as follows:

         1. EMPLOYMENT. Employer hereby employs Executive, and Executive hereby accepts such employment from Employer upon the terms and conditions hereinafter set forth.

         2. TERM OF EMPLOYMENT. The term of Executive's employment under this Agreement shall be for the period commencing July 1, 2000, and continuing through June 30 2003. Provided, that Employer may terminate Executive's employment as of June 30, 2001 or June 30, 2002, by providing Executive at least ninety (90) days prior written notice of such termination. In addition, this Agreement shall terminate on the occurrence of any of the following events:

                   (a) Whenever Employer and Executive shall mutually agree in writing to terminate Executive's employment by Employer;

                   (b) Upon the death of Executive;

                   (c) For "cause," which shall mean Executive's dishonesty or unlawful acts committed in connection with the business of Employer, and which results in substantial gain or profit to Executive.

                   (d) At Employer's option and by action of Employer's Board of Directors on thirty (30) days' written notice in the event of Executive's Disability (defined as the failure substantially to discharge Executive's duties as defined under this Agreement for ninety (90) consecutive days or one hundred twenty (120) days (whether or not consecutive) in any twelve (12) month period, as a result of an injury, disease, sickness or other physical or mental incapacity). A determination of Executive's Disability


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shall be made by a qualified medical doctor licensed to practice in the State of
Missouri chosen by Employer subject to Executive's approval, which approval shall not be unreasonably withheld. Executive shall consent to be examined by Employer's medical doctor and shall consent to allow Employer's medical doctor to discuss Executive's medical condition with Employer. Notwithstanding anything to the contrary contained herein, Executive's Disability shall not be deemed to have commenced until full coverage with respect to such Disability shall have been approved by Employer's disability insurance carrier and payment under Employer's group disability policy for such Disability shall have commenced.

         3. TITLE AND DUTIES OF EXECUTIVE. Executive's title shall be President and Chief Executive Officer. Employer shall use its best efforts to cause Executive to be elected to the Board of Directors of Employer ("Board of Directors"). During Executive's employment by Employer, Executive shall serve Employer to the best of Executive's ability and shall perform such duties as are typically performed by the Chief Executive Officer of Employer. Executive agrees to devote Executive's time and efforts to the business of Employer (except for usual vacations and reasonable time for attention to personal affairs so long as Executive's performance hereunder is not adversely affected thereby), and to be loyal and faithful at all times, constantly endeavoring to improve Executive's ability and knowledge of the business of Employer in an effort to increase the value of Executive's services for the mutual benefit of Executive and Employer.

         4. COMPENSATION AND BENEFITS.

                   (a) Employer agrees to pay Executive for Executive's services during the term of Executive's employment hereunder, a base salary which shall be at an annual rate of the greater of (i) Three Hundred Twenty-Five Thousand Dollars ($325,000.00), or (ii) the highest annual base salary authorized by the Board of Directors after the date hereof. Executive's base salary shall be due and payable in twelve (12) equal monthly installments. In addition, during the term of Executive's employment by Employer hereunder, Executive's compensation shall be reviewed and may be increased and/or Executive may be paid additional or special compensation including without limitation stock options, stock appreciation rights and other incentive compensation, or bonuses from time to time by the mutual agreement of Executive and Employer, as determined by the Board of Directors. Without limiting the foregoing, for the period which commences July 1, 2000 and which ends September 30, 2000, Employer shall pay Executive a bonus of not less than twenty percent (20%) of the base salary earned by Executive during such period. For fiscal years commencing on and after October 1, 2000 during the term of this Agreement, Executive shall have the opportunity to earn annual bonuses of between thirty percent (30%) and forty percent (40%) of Executive's annual base salary rate as then in effect based upon achieving certain strategic performance goals, such goals to be recommended by Executive and submitted in advance to the Board of Directors for approval. In addition, during the term of this Agreement, Executive shall receive such fringe benefits as are made available by Employer from time to time to other senior executives of Employer; provided however, that benefits paid to Executive in all events shall include Executive's leased automobile, and dues and initiation fees for a country club in the

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Metropolitan St. Louis area of Executive's choice.
Upon the confirmation of the plan of reorganization of Employer under Chapter 11 of the Federal Bankruptcy laws, Executive shall be granted an option to purchase not less than three percent (3%) of the then outstanding stock of the reorganized company at an option price per share equal to the value per share which the secured creditors of Employer receive pursuant to such plan of reorganization. One-third (1/3) of such option shall become exercisable in each of the three (3) succeeding anniversary dates of the grant contingent upon Executive's continued employment on each such anniversary date; provided, however, that if, for any reason other than "cause" (as defined in paragraph 2(c)), Employer gives Executive ninety (90) days written notice of the termination of Executive's employment as set forth in paragraph 2, then one hundred percent (100%) of such option shall become fully exercisable as of the date of the giving of such notice. Any unexercised portion of such option shall expire on Executive's last day of employment. Executive shall be entitled to five (5) weeks of paid vacation each year.

                   (b) In the event of the termination of Executive's employment either (i) by Executive for any reason including death or Disability, or (ii) by Employer without "cause" (as defined in paragraph 2(c) herein), Executive shall be paid incentive compensation for the fiscal year in which such termination occurred in an amount equal to the product of (a) the amount of incentive compensation to which he would have been entitled for such fiscal year had there been no termination of employment and (b) a fraction, the numerator of which is the number of days of such fiscal year in which Executive remained in the employment of Employer and the denominator of which is 365.

         5. TERMINATION. In the event of the termination of Executive's employment by Employer, without "cause" (as defined in paragraph 2(c) herein), then, in lieu of any further salary payment pursuant to paragraph 4(a) herein, Employer agrees to pay Executive for the remaining term of this Agreement at an annual rate equal to the average of Executive's "compensation" for the three (3) fiscal years (or such shorter period as Executive shall have been employed by Employer) preceding the year of such termination. For this purpose the term "compensation" means Executive's base salary in effect for a particular year plus the incentive compensation received by Executive with respect to services rendered in such year whether or not such incentive compensation is actually paid in such year. Amounts described above due Executive under this paragraph 5 shall be due and payable for the duration of the remaining term in equal monthly installments. In addition to the foregoing, Employer shall continue, for the duration of the remaining term, to provide Executive with such additional fringe benefits to which Executive was entitled as of the day immediately prior to the date of such termination. Nothing in this paragraph 5 shall reduce or otherwise effect Executive's right to the benefits set forth in paragraph 4(b) and (c) herein.

         6. EXTENT OF SERVICES. Executive shall devote Executive's time, attention and energy to the business of Employer, and shall not during the term of this Agreement, or any extension hereof, without Employer's consent, be engaged in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage; but nothing contained

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herein shall be construed as preventing Executive from investing his assets in such form or manner as will not require any service on the part of Executive in the operation of the affairs of the corporations or other entities in which Executive may invest his assets.

         7. COVENANTS OF EXECUTIVE.

                   (a) During the term of Executive's employment with Employer, and for a period of one (1) year after the termination of such employment, for whatever reason, except for the termination of Executive's employment under circumstances which constitute a violation by Employer of the provisions of this Agreement, Executive covenants and agrees that Executive will not (except as required in Executive's duties to Employer), in any manner directly or indirectly:

                           (i)  Disclose or divulge to any person, entity,
firm or company whatsoever, or use for Executive's own benefit or the benefit of any other person, entity, firm or company directly or indirectly, in competition with the business of Employer, as the same may exist at the date of such cessation, any proprietary business methods, customer lists, supplier lists, business plans or other information or data of Employer, without regard to whether all of the foregoing matters will otherwise be deemed confidential, material or important, the parties hereto stipulating that as between them, the same are important, material and confidential and greatly affect the effective and successful conduct of the business and the goodwill of Employer, and that any breach of the terms of this subparagraph (i) shall be a material breach of this Agreement;

                           (ii)  Solicit, divert, take away or interfere with
any of the customers, trade, business, patronage, employees or agents of Employer;

                           (iii)  Engage, directly or indirectly, either
personally or as an employee, partner, associate, officer, manager, agent, advisor, consultant or otherwise, or by means of any corporate or other entity or device, in any business competitive with the business of Employer.

                   (b) For purposes hereof, a business will be deemed competitive if such business both (i) involves the manufacture and sale of steel, or any other business which is directly competitive, during or as of the date of cessation of Executive's employment, with any business then being conducted by Employer or as to which Employer has at such time formulated definitive plans to enter; and (ii) makes substantial sales of products directly competitive with those of Employer in any of the States of Missouri, Illinois, Indiana, Iowa, Pennsylvania, Michigan and Ohio.

                   (c) All of the covenants on behalf of Executive contained in this paragraph 7 shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of these covenants.

                   (d) It is the intention of the parties to restrict the activities of Executive under this paragraph 7 only to the extent necessary for the protection of legitimate business interests of Employer, and the parties specifically covenant and agree that should any of the clauses or provisions set forth herein, under any set of circumstances not now foreseen by the parties, be held by a


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court of competent jurisdiction to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, then and in that event, it is the intention of the parties hereto that, in lieu of each such clause or provision of this paragraph 7, there shall be substituted or added, and there is hereby substituted or added, terms to such illegal, invalid or unenforceable clause or provision as may be legal, valid and enforceable.

         8. EXPENSES. In addition to compensation paid to Executive under paragraph 4 hereof, during the period of Executive's employment, Employer will pay directly or reimburse Executive for reasonable and necessary expenses incurred by Executive in the interest of the business of Employer. Without limiting the foregoing, Employer shall (a) reimburse Executive for Executive's reasonable commuting and local living expenses incurred in commuting between Executive's current residence in Hermitage, Pennsylvania and St. Louis, Missouri, until such time as Executive relocates Executive's family to St. Louis, Missouri, or, if earlier, September 18, 2000, (b) pay the cost of the real estate fee on the sale of Executive's current principal residence in Hermitage, Pennsylvania, (c) pay Executive the excess, if any of Two Hundred Eighty-Thousand Dollars ($280,000) over the gross sales price to be paid to Executive on the arms' length sale of Executive's current principal residence in Hermitage, Pennsylvania, and (d) reimburse Executive for Executive's reasonable moving expenses incurred in Executive's move from Hermitage, Pennsylvania to St. Louis, Missouri. Employer agrees that Executive may contract with Global Van Lines to move Executive and his family's property to the St. Louis Metropolitan Area. In addition, the Company shall pay Executive an amount equal to taxes actually incurred and payable by Executive arising from reimbursement by the Company of Executive's reimbursable expenses arising from Executive's sale of his present home and Executive's family's move to the St. Louis Metropolitan area. All such reimbursable expenses paid by Executive will be reimbursed by Employer upon presentation by Executive, from time to time, of an itemized account of such expenditures, accompanied by appropriate receipts or other evidence of payment to the extent necessary to permit the deductibility thereof for Federal income tax purposes.

         9. DOCUMENTS. Executive agrees that all documents, instruments, drawings, plans, contracts, proposals, records, notebooks, invoices, statements and correspondence, including all copies thereof, relating to the business of Employer, other than purely personal documents, shall be the property of Employer; and upon the cessation of Executive's employment with Employer, for whatever reason, all of the same then in Executive's possession, whether prepared by Executive or others, will be left with or immediately delivered to Employer.

         10. REMEDIES. It is agreed that any material breach or evasion of any of the terms of this Agreement by Executive will result in immediate and irreparable injury to Employer and will authorize recourse to injunction and/or specific performance as well as to all other legal or equitable remedies to which Employer may be entitled. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy whether given hereunder or not or whether hereafter existing at law or in equity, by statute or

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otherwise. The election of any one or more remedies by Employer or Executive shall not constitute a waiver of the right to pursue other available remedies at any time or cumulatively from time-to-time.

         11. SEVERABILITY. All agreements and covenants herein contained are severable, and in the event any of them shall be held to be invalid or unenforceable by any court of competent jurisdiction, this Agreement shall continue in full force and effect and, subject to paragraph 7(d) hereof, shall be interpreted as if such invalid agreement or covenant were not contained herein.

         12. WAIVER OR MODIFICATION. No amendment, waiver or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith, and no evidence of any amendment, waiver or modification shall be offered or received in evidence in any proceeding, arbitration or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such amendment, waiver or modification is in writing, duly executed as aforesaid, and the parties further agree that the provisions of this paragraph may not be waived or modified except as herein set forth. Failure of Executive or Employer to exercise or otherwise act with respect to any rights granted hereunder in the event of a breach of any of the terms or conditions hereof by the other party, shall not be construed as a waiver of such breach, nor prevent Executive or Employer from thereafter enforcing strict compliance with any and all of the terms and conditions hereof.

         13. FEES AND EXPENSES. If Executive is the prevailing party, Employer shall pay all of Executive's reasonable legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by Executive as a result of (i) Executive's termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment) or (ii) Executive's seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by Employer under which Executive is or may be entitled to receive benefits.

         14. NOTICES. All notices, requests, demands or other communications hereunder ("Notice") shall be in writing and shall be given by registered or certified mail, return receipt requested:


if to Employer to:

                           Laclede Steel Company
                           Attn:  Michael H. Lane
                           Executive Vice President and Chief Financial
                             Officer
                           440 North Fourth Street
                           St. Louis, Missouri 63102

and, if to Executive, to:

                           David A. Higbee
                           1552 Juniper Court, #14
                           Hermitage, Pennsylvania 16148

or to such other addresses as to which the parties hereto give Notice in accordance with this paragraph 14.


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         15. CONSTRUCTION. This Agreement shall be governed by and construed and interpreted according to the laws of the State of Missouri, notwithstanding the place of execution hereof, nor the performance of any acts in connection herewith or hereunder in any other jurisdiction. For all purposes hereof, reference to Employer shall include each and every subsidiary and affiliated company of Employer.

         16. ASSIGNABILITY. The services to be performed by Executive hereunder are personal in nature and therefore Executive shall not assign his rights or delegate his obligations under this Agreement, and any attempted or purported assignment or delegation not herein permitted shall be null and void.


         17. SUCCESSORS. Subject to the provisions of paragraph 7, this Agreement shall be binding upon and shall inure to the benefit of Employer and Executive and their respective heirs, executors, administrators, legal representatives, successors and assigns.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    __________________________
                                           DAVID A. HIGBEE




                                    LACLEDE STEEL COMPANY


                                    By____________________________
                                    THOMAS E. BREW, JR., PRESIDENT


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